Exhibit 99

FOR IMMEDIATE RELEASE:

Virginia Commerce Bancorp, Inc. Reports Second Quarter 2009 Financial Results: Second Quarter Loss Reflects Progress in Resolving Problem Loans

ARLINGTON, Va., Friday, July 24, 2009—Virginia Commerce Bancorp, Inc. (the “Company”), (Nasdaq: VCBI), parent company of Virginia Commerce Bank (the “Bank”), today reported a net loss of $6.4 million, or $0.24 per diluted common share, for the second quarter of 2009, compared with earnings of $4.9 million, or $0.18 per diluted common share, for the same period in 2008. The second quarter loss was primarily due to $18.4 million in provisions for loan losses versus $3.7 million for the three months ended June 30, 2008, as total non-performing assets and loans 90+ days past due decreased $22.5 million from March 31, 2009, and net-charge-offs of $16.9 million were taken during the quarter.

Peter A. Converse, Chief Executive Officer, commented, “In the second quarter, we made progress in reducing our overall level of non-performing assets by $22.5 million.  That progress included meaningful reductions of $19.7 million in non-accrual loans and $18.6 million in loans 90+ days past due, as $16.9 million in charge-offs were taken and other real estate owned increased $15.7 million through foreclosures.  To achieve the reductions, the Company incurred an operating loss, primarily due to increased loan loss reserve provisions in the quarter.  That is in keeping with our commitment to fully utilize operating earnings and, if necessary, our capital cushion, to aggressively address our problem loans.  Along with the reduction in problem loans, the Company is pleased to report that loans 30 to 89 days past due declined significantly from $55.7 million at the end of the first quarter to $19.2 million as of June 30.”

Converse continued, “Management is cautiously optimistic that we are headed in the right direction and expects continued improvement in asset quality measures going forward, notwithstanding market or economic headwinds beyond our control.  While our bottom line will continue to be challenged at least through the end of this year, we believe that our capital is sufficient to absorb loan-related losses and still be maintained at well-capitalized levels.  We will continue to pursue all appropriate measures to significantly decrease non-performing assets with the goal of reducing them from the high point of $162.1 million at the end of the first quarter to $100 million or less by year-end.  A case in point is the recent introduction of our Stimulus Mortgage Program to assist our home builder and lot developer loan customers with selling inventory by providing special mortgage financing to purchasers.  We are already experiencing positive results from this program, especially in paydowns on problem construction and development loans from property sales enabled through these special mortgage terms.”

“Clearly we are committed to aggressive problem loan resolution as our top priority this year.  At the same time, we also remain focused on our core competencies and the other elements of our action plan to restore stockholder value.  Before loan loss reserve provisioning, our pre-tax operating income in the second quarter was $10.4 million after accruing for a $1.2 million special FDIC insurance assessment, as compared to pre-provision, pre-tax income of $9.5 million for the first quarter.  We continue to be an active, responsive lender as we reposition our loan portfolio by pursuing alternative lending strategies, including ramping up our government contract lending.  Efforts to reduce our acquisition, development and construction lending concentration have resulted in that portfolio category declining by $78.8 million year-to-date.  We are making good progress in improving our deposit mix with second quarter growth of $21.1 million in demand deposits and $111.6 million in savings and interest-bearing checking accounts, while time deposits, or CDs, decreased by $180.6 million.  The decline in CDs has lowered that deposit concentration from 67.2% of total deposits at year-end 2008 to 54.4% at the end of the second quarter, and is expected to reach the 45 - 50% level by the end of 2009.  These improvements in our deposit mix have contributed nicely to a lowering of our cost of funds and a sequential improvement of 20 basis points in our net interest margin from 3.15% in the first quarter of 2009 to 3.35% this quarter.”

Converse concluded, “It appears that our ship is moving in the right direction and we are determined to keep it on course to improve operating performance and restore stockholder value.”

SUMMARY REVIEW OF FINANCIAL PERFORMANCE

Net (Loss) Income

For the three months ended June 30, 2009, the Company recorded a net operating loss of $5.2 million. After an effective dividend of $1.2 million to the U.S. Treasury on preferred stock, the Company reported a net loss to common stockholders of $6.4 million, or $0.24 per diluted common share, compared to earnings of $4.9 million, or $0.18 per diluted common share, in the second quarter of 2008. For the six months ended June 30, 2009, the Company reported a net loss to common stockholders of $9.6 million compared to earnings of $9.1 million for the same period in 2008. Earnings for both the three and six- month periods were significantly impacted by loan loss provisions of $18.4 million and $31.8 million, respectively, due to the year-over-year increase in the level of non-performing assets and $29.3 million in net charge-offs in 2009.

On a pre-tax, pre-provision basis, operating income of $10.4 million for the three months ended June 30, 2009, was down $874 thousand as compared to $11.2 million for the three months ended June 30, 2008. However, the current quarter results include a special, one-time FDIC insurance assessment of $1.2 million. On a sequential basis, pre-tax, pre-provision operating income was up $809 thousand, despite the special assessment.

Asset Quality and Provisions For Loan Losses

Provisions for loan losses were $18.4 million for the three months ended June 30, 2009, compared to $3.7 million in the same period in 2008, due to an increase in non-performing assets and loans 90+ days past due from $43.9 million at June 30, 2008, to $139.6 million at June 30, 2009. For the six months ended June 30, 2009, provisions totaled $31.8 million compared to $7.8 million for the six months ended June 30, 2008, with 2009 year-to-date net charge-offs of $29.3 million compared to $3.9 million in the first half of 2008. As a result, total loan loss reserves to non-performing loans rose from 25.1% at March 31, 2009, to 35.0% at this quarter-end.

The higher levels of provisions and net-charge-offs are attributable to Management’s focus on aggressive problem loan resolution, as total non-performing assets and loans 90+ days past due declined by $22.5 million during the quarter from $162.1 million, or 5.84% of total assets, to $139.6 million, or 5.17% of total assets. Non-accrual loans decreased by $19.7 million, loans 90+ days past due decreased by $18.6 million and other real estate owned (foreclosed properties) increased by $15.7 million. In addition to the quarterly decline in non-accruals and loans 90+ days past due, loans past due 30 to 89 days were reduced significantly from $55.7 million at March 31, 2009, to $19.2 million.

Non-performing loans continue to be concentrated in residential and commercial construction and land development loans in outer sub-markets hardest hit by the residential downturn and commercial and consumer credits experiencing the after shocks in sub-contracting businesses and workforce employment. Additions to non-performing loans in the second quarter included $3.3 million in one-to-four family residential loans and $7.7 million in non-owner occupied, non-farm, non-residential loans which were predominantly located in outer sub-markets and negatively impacted by higher vacancy and delinquent rents. Additionally, a $2.4 million commercial and industrial loan impacted by fraud and embezzlement was added. Overall, as of June 30, 2009, $74.6 million, or 67.0%, of non-performing loans represented acquisition, development and construction loans, $14.9 million, or 13.4%, represented non-farm, non-residential loans, $12.3 million, or 11.0%, represented commercial and industrial loans and $4.3 million, or 3.9%, represented loans on one-to-four family residential properties.

Charge-offs for the quarter primarily related to the write-down to current fair market value of acquisition, development and construction loans or related other real estate owned by $15.8 million and the recognition of losses on $1.1 million in commercial and industrial loans, predominantly to real estate-related or small business concerns.

Net Interest Income

Net interest income for the second quarter of $22.0 million was up $1.3 million, or 6.2% over the same quarter last year, due to overall balance sheet growth, and an increase in the net interest margin from 3.30% in the second quarter of 2008 to 3.35% for the current three-month period. Year-to-date net interest income of $42.8 million was up 6.4%, compared to $40.2 million in 2008. On a sequential basis, net interest income increased $1.2 million as the net interest margin rose twenty basis points from 3.15% in the first quarter of 2009, primarily due to a twenty-six basis point drop in the cost of interest-bearing liabilities. This drop in the cost of funds is due to significant reductions in the level of time deposits, increased levels of demand deposits and increased levels of lower rate interest-bearing transaction accounts. Furthermore, the improvement in the net interest margin occurred despite the reversal of $423 thousand in interest on loans placed on non-accrual, which lowered the yield on loans by seven basis points.

Year-over-year, yields on loans are down 106 basis points due to reductions in the prime rate and increases in the level of non-performing loans, while the cost of interest-bearing liabilities are down 96 basis points due to the changes noted above in the funding mix. With market rates expected to remain mostly unchanged through the remainder of 2009, Management anticipates the margin to average from 3.30% to 3.40%.

Non-Interest Income

Non-interest income for the second quarter was up $220 thousand, or 12.7%, from $1.7 million in 2008, to $1.9 million, with a $537 thousand increase in fees and net gains on mortgage loans held-for-sale more than offsetting declines in other non-interest income categories, including a $108 thousand impairment loss on securities. For the six months ended June 30, 2009, non-interest income was up $409 thousand, or 12.2%, due again to higher levels of fees and net gains on mortgage loans held-for-sale. Sequentially, non-interest income was up $129 thousand.

Non-Interest Expense

Non-interest expense increased $2.4 million, or 21.2%, from $11.2 million in the second quarter of 2008, to $13.6 million, and was up $4.6 million, or 21.0%, for the six months ended June 30, 2009, to $26.6 million. Compared to the first quarter of 2009, non-interest expense is up $563 thousand.  The majority of the year-over-year increases were due to significantly higher FDIC insurance premiums, including a special one-time assessment of $1.2 million in the second quarter, as well as higher legal and professional services expenses associated with the collection of non-performing loans and OREO. As a result of these increases in expenses, the efficiency ratio rose from 49.9% in the second quarter of 2008 to 56.7% in the current period. Sequentially, the ratio improved slightly from 57.7%.

Loans

Over the past twelve months, loans, net of allowance for loan losses, increased $33.6 million, or 1.5%, to $2.2 billion, as non-farm, non-residential real estate loans increased $60.1 million, or 6.1%, one-to-four family residential loans increased $64.8 million, or 21.3%, while real estate construction loans fell by $95.9 million, or 15.9%, and commercial and industrial loans remained unchanged. Since December 31, 2008, net loans are down $55.1 million, or 2.4%, with non-farm non-residential loans up $30.9 million, construction loans down $78.8 million, one-to-four family residential loans for portfolio up $12.4 million. In addition, one-to-four family residential loans originated for sale totaled $64.8 million for the quarter ended June 30, 2009, and $125.9 million year-to-date, compared to $22.5 million and $44.2 million for the same periods in 2008.  This contributed to the gain in non-interest income as noted earlier.

Year-to-date loan production has been negatively impacted by declining economic activity and demand in both the business and consumer sectors, a reallocation of personnel resources to problem loan identification and resolution and a strategic decision to moderate loan growth in the face of an uncertain economy and heightened risk factors.  Going forward, lending efforts will be focused on building greater market share in commercial and industrial lending, especially in sectors forecast for growth, such as government contract lending and select service industries with strategic hiring, marketing campaigns and calling efforts.

Deposits

Year-over-year, deposits increased $92.2 million, or 4.4%, from $2.1 billion to $2.2 billion, with demand deposits increasing $36.3 million, or 17.8%, savings and interest-bearing demand deposits increasing by $192.1 million, or 33.8%, and time deposits falling $136.2 million, or 10.3%. Sequentially, deposits were down $47.9 million, or 2.1%, with demand deposits increasing by $21.1 million, savings and interest-bearing demand accounts growing $111.6 million, and time deposits decreasing by $180.6 million. The declines in time deposits are reflective of lower loan volume and a strategy to reduce the Bank’s historically heavy reliance on certificates of deposit as a funding source with deposit gathering efforts increasingly focused on demand deposits as well as cross-selling activities tied to the acquisition of savings and interest-bearing demand accounts. The proportionate share of time deposits relative to total deposits has declined from 67.2% at year-end 2008 to 54.4% as of June 30, 2009, and is expected to be in the 45-50% range by the end of this year.

Repurchase Agreements and Fed Funds Purchased

Repurchase agreements, the majority of which represent sweep funds of significant commercial demand deposit customers, and Fed funds purchased decreased $113.2 million, or 40.6%, year-over-year, to $165.7 million at June 30, 2009, with a $63.0 million decline in Fed funds purchased. Since December 31, 2008, this funding source is down $22.2 million, with $12 million of the decline in Fed funds purchased.

Investment Securities

Investment securities decreased $25.6 million, or 7.4%, from $346.4 million at June 30, 2008, to $320.8 million at June 30, 2009, and were down $30.6 million sequentially from the first quarter. The majority of the current period and year-over-year decline in securities were due to calls and maturities in U.S. Government agency debt obligations as well as higher levels of prepayments on mortgage-backed securities. The portfolio also contains four pooled trust preferred collateralized debt obligations totaling $8.9 million, for which the Bank performs a quarterly analysis for other than temporary impairment due to significantly depressed current market quotes. The analysis includes stress tests on the underlying collateral and cash flow estimates based on the current and projected future levels of deferrals and defaults within each pool. Based on the most recent analysis, the Bank recorded a $108 thousand impairment loss for the second quarter on one of the four pools.

Capital and Stockholders’ Equity

Stockholders’ equity increased $67.7 million, or 38.6%, from $175.4 million at June 30, 2008, to $243.0 million at June 30, 2009, with a net loss to common stockholders of $5.9 million over the twelve-month period, and $71 million in preferred stock issued to the U.S. Treasury under the Treasury’s Capital Purchase Program. In connection with the issuance of the preferred stock, the Company also issued warrants to purchase an aggregate of 2.7 million shares of common stock to the Treasury. Additionally, in September 2008, the Company raised $25 million in qualifying capital through the sale of trust preferred securities to the Company’s directors and certain of its executive officers. The issuance of the trust preferred securities also included warrants to purchase an aggregate of 1.5 million shares of common stock. As a result of this issuance, and the issuance of the preferred shares, the Company’s Tier 1 Capital ratio increased from 9.31% at June 30, 2008, to 12.72% as of June 30, 2009, and its total qualifying capital ratio increased from 10.42% to 13.97%.

CONFERENCE CALL

Virginia Commerce Bancorp will host a teleconference call for the financial community on July 24, 2009, at 11:00 a.m. Eastern Daylight Time to discuss the first quarter 2009 financial results. The public is invited to listen to this conference call by dialing 866-261-3182 at least 10 minutes prior to the call.

A replay of the conference call will be available from 2:00 p.m. Eastern Daylight Time on July 24, 2009, until 11:59 p.m. Eastern Daylight Time on July 31, 2009. The public is invited to listen to this conference call replay by dialing 888-266-2081 and entering access code 1380066.

ABOUT VIRGINIA COMMERCE BANCORP, INC.

Virginia Commerce Bancorp, Inc. is the parent bank holding company for Virginia Commerce Bank, a Virginia state chartered bank that commenced operations in May 1988. The Bank pursues a traditional community banking strategy, offering a full range of business and consumer banking services through twenty-seven branch offices, one residential mortgage office and one investment services office, principally to individuals and small-to-medium size businesses in Northern Virginia and the Metropolitan Washington, D.C. area.

NON-GAAP PRESENTATIONS

This press release refers to the efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate the efficiency ratio differently. The Company, in referring to its net income, is referring to income under accounting principals generally accepted in the United States, or “GAAP”.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

For further information contact:

William K. Beauchesne

Executive Vice President and Chief Financial Officer

(703) 633-6120

wbeauchesne@vcbonline.com

Virginia Commerce Bancorp, Inc.

Financial Highlights

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2009	2008	% Change	2009	2008	% Change
Summary Operating Results:
Interest and dividend income	$37,183	$40,400	-8.0%	$74,737	$80,463	-7.1%
Interest expense	15,183	19,686	-22.9%	31,980	40,284	-20.6%
Net interest and dividend income	22,000	20,714	6.2%	42,757	40,179	6.4%
Provision for loan losses	18,423	3,656	403.9%	31,813	7,768	309.5%
Non-interest income	1,949	1,729	12.7%	3,769	3,360	12.2%
Non-interest expense	13,586	11,206	21.2%	26,609	21,998	21.0%
(Loss) income before income taxes	(8,060)	7,581	-206.3%	(11,896)	13,773	-186.4%
Net (loss) income	$(5,184)	$4,921	-205.3%	$(7,593)	$9,069	-183.7%
Effective dividend on preferred stock	1,251	—	N/A	2,037	—	N/A
Net (loss) income available to common stockholders	$(6,435)	$4,921	-230.8%	$(9,630)	$9,069	-206.2%

Performance Ratios:
Return on average assets	-0.77%	0.76%		-0.56%	0.73%
Return on average equity	-8.36%	11.18%		-6.11%	10.43%
Net interest margin	3.35%	3.30%		3.25%	3.32%
Efficiency ratio (1)	56.7%	49.9%		57.2%	50.5%

Per Share Data: (2)
Net (loss) income per common share-basic	$(0.24)	$0.18	-233.3%	$(0.36)	$0.34	-205.9%
Net (loss) income per common share-diluted	$(0.24)	$0.18	-233.3%	$(0.36)	$0.33	-209.1%
Average number of shares outstanding:
Basic	26,691,430	26,553,361		26,693,074	26,532,984
Diluted	26,909,417	27,153,901		27,001,579	27,201,418

		As of June 30,
		2009	2008	% Change
Selected Balance Sheet Data:
Loans, net		$2,217,945	$2,184,359	1.5%
Investment securities		320,842	346,403	-7.4%
Assets		2,699,494	2,655,417	1.5%
Deposits		2,191,473	2,099,286	4.4%
Stockholders’ equity		243,013	175,363	38.6%
Book value per common share (2)		$6.44	$6.60	-2.4%

Capital Ratios (% of risk weighted assets):
Tier 1 capital:
Company		12.72%	9.31%
Bank		12.68%	7.56%
Total qualifying capital:
Company		13.97%	10.42%
Bank		13.93%	10.39%
Tier 1 leverage:
Company		11.18%	8.40%
Bank		11.35%	6.81%
Tangible common equity:
Company		6.37%	6.60%
Bank		11.34%	6.57%

	As of June 30,
	2009	2008	3/31/09
Asset Quality:
Non-performing assets:
Non-accrual loans:
Commercial	$12,259	$1,951	$10,433
Real estate-one-to-four family residential:
Closed end first and seconds	3,843	173	735
Home equity lines	494	395	319
Total Real estate-one-to-four family residential	$4,337	$568	$1,054
Real estate-non-farm, non-residential:
Owner Occupied	6,462	2,534	6,319
Non-owner occupied	8,460	411	792
Total Real estate-non-farm, non-residential	$14,922	$2,945	$7,111
Real estate-construction:
Residential-Owner Occupied	2,389	3,889	5,115
Residential-Builder	53,251	23,278	67,274
Commercial	18,955	1,513	34,829
Total Real estate-construction:	$74,595	$28,680	107,218
Consumer	23	40	-2
Total Non-accrual loans	106,136	34,184	125,814
OREO	28,198	6,091	12,455
Total non-performing assets	$134,334	$40,275	$138,269
Loans 90+ days past due and still accruing	5,232	3,641	23,790
Total non-performing assets and past due loans	$139,566	$43,916	$162,059

Non-performing assets
to total loans:	5.94%	1.82%	6.05%
to total assets:	4.98%	1.52%	4.99%
Non-performing assets and past due loans
to total loans:	6.17%	1.98%	7.09%
to total assets:	5.17%	1.65%	5.84%
Allowance for loan losses to total loans	1.72%	1.18%	1.64%
Allowance for loan losses to non-performing loans	35.00%	69.01%	25.06%

Loans 30 to 89 days past due	$19,243	$41,095	$55,730

Net charge-offs
Commercial	$3,176	$1,993	$2,097
Real estate-one-to-four family residential:
Closed end first and seconds	1,156	686	115
Home equity lines	824	—	826
Total Real estate-one-to-four family residential	$1,980	$686	$941
Real estate-multi-family residential	—	—	—
Real estate-non-farm, non-residential:
Owner Occupied	211	—	211
Non-owner occupied	—	—	—
Total Real estate-non-farm, non-residential	$211	$—	$211
Real estate-construction:
Residential-Owner Occupied	702	—	40
Residential-Builder	12,896	1,119	3,542
Commercial	10,223	—	5,509
Total real estate-construction:	$23,821	$1,119	$9,091
Farmland	—	—	—
Consumer	122	127	31
Total Net charge-offs	$29,310	$3,925	$12,371
Net charge-offs to average loans outstanding	1.27%	0.19%	0.53%

	As of June 30,
	2009	2008	% Change	3/31/09	% Change

Loan Portfolio:
Commercial	$259,812	$254,110	2.2%	$265,279	-2.1%
Real estate-one to four family residential:
Closed end first and seconds	236,523	197,858	19.5%	229,062	3.3%
Home equity lines	133,176	107,025	24.4%	128,291	3.8%
Total Real estate-one-to-four family residential	$369,699	$304,883	21.3%	$357,353	3.5%
Real estate-multifamily residential	69,616	62,667	11.1%	66,577	4.6%
Real estate-non-farm, non-residential:
Owner Occupied	428,372	411,357	4.1%	428,112	0.1%
Non-owner occupied	613,825	570,731	7.6%	594,423	3.3%
Total Real estate-non-farm, non-residential	$1,042,197	$982,088	6.1%	$1,022,535	1.9%
Real estate-construction:
Residential-Owner Occupied	23,047	24,308	-5.2%	24,119	-4.4%
Residential-Builder	259,370	310,907	-16.6%	289,375	-10.4%
Commercial	223,916	266,981	-16.1%	247,695	-9.6%
Total Real estate-construction:	$506,333	$602,196	-15.9%	$561,189	-9.8%
Farmland	2,678	2,003	33.7%	2,498	7.2%
Consumer	10,532	7,641	37.8%	9,934	6.0%
Total loans	$2,260,867	$2,215,588	2.0%	$2,285,365	-1.1%
Less unearned income	3,944	5,126	-23.1%	3,911	0.8%
Less allowance for loan losses	38,978	26,103	49.3%	37,494	4.0%
Loans, net	$2,217,945	$2,184,359	1.5%	$2,243,960	-1.2%

Residential, Acquisition, Development and Construction

	As of June 30, 2009
	Total Outstandings	Percentage of Total	Non-accrual Loans	Non-accruals as a % of Outstandings	Net charge offs as a % of Outstandings
By County/Jurisdiction of Origination:
District of Columbia	$19,958	7.1%	$—	—	—
Montgomery. MD	11,069	3.9%	4,413	1.6%	0.7%
Prince Georges, MD	33,885	12.0%	10,016	3.5%	1.3%
Other Counties in MD	5,711	2.0%	344	0.1%	0.4%
Arlington/Alexandria, VA	48,225	17.1%	5,698	2.0%	—
Fairfax, VA	73,948	26.2%	15,347	5.4%	0.5%
Culpeper/Fauquier, VA	1,762	0.6%	320	0.1%	—
Frederick, VA	6,750	2.4%	6,750	2.4%	0.8%
Loudoun, VA	29,280	10.4%	770	0.3%	0.2%
Prince William, VA	13,083	4.6%	4,009	1.4%	0.2%
Spotsylvania, VA	1,491	0.5%	—	—	—
Stafford, VA	21,851	7.7%	4,898	1.7%	—
Other Counties in VA	15,293	5.4%	3,075	1.1%	0.3%
Outside VA, D.C. & MD	111	0.0%	—	—	0.4%
	$282,417	100.0%	$55,640	19.7%	4.8%

Commercial, Acquisition, Development and Construction

	As of June 30, 2009
	Total Outstandings	Percentage of Total	Non-accrual Loans	Non-accruals as a % of Outstandings	Net charge offs as a % of Outstandings
By County/Jurisdiction of Origination:
District of Columbia	$11,315	5.1%	$—	—	—
Montgomery. MD	1,422	0.6%	—	—	—
Prince Georges, MD	10,155	4.5%	—	—	—
Other Counties in MD	7,747	3.5%	—	—	—
Arlington/Alexandria, VA	3,220	1.4%	—	—	—
Fairfax, VA	25,357	11.3%	1,513	0.7%	4.6%
Henrico, VA	11,798	5.3%	—	—	—
Loudoun, VA	42,049	18.8%	15,181	6.8%	—
Prince William, VA	57,112	25.5%	2,261	1.0%	—
Spotsylvania, VA	10,498	4.7%	—	—	—
Stafford, VA	37,489	16.7%	—	—	—
Other Counties in VA	5,754	2.6%	—	—	—
	$223,916	100.0%	$18,955	8.5%	4.6%

	As of June 30,
	2009	2008	% Change	3/31/09	% Change
Investment Securities (at book value):
Available-for-sale:
U.S. Government Agency obligations	$204,896	$262,724	-22.0%	$239,346	-14.4%
Domestic corporate debt obligations	1,864	6,786	-72.5%	1,239	50.4%
Obligations of states and political subdivisions	40,219	29,242	37.5%	33,473	20.2%
Restricted stock:
Federal Reserve Bank	5,597	1,442	288.1%	5,597	—
Federal Home Loan Bank	6,010	6,459	-7.0%	6,009	—
Community Bankers’ Bank	145	55	163.6%	145	—
	$258,731	$306,708	-15.6%	$285,809	-9.5%
Held-to-maturity:
U.S. Government Agency obligations	$15,258	$20,974	-27.3%	$17,382	-12.2%
Obligations of states and political subdivisions	46,853	18,721	150.3%	48,281	3.0%
	$62,111	$39,695	56.5%	$65,663	-5.4%

(1)  Computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis using a 35% rate and non-interest income.

Virginia Commerce Bancorp, Inc.

Consolidated Balance Sheets

(Dollars in thousands, except per share data)

As of June 30,

(Unaudited)

	2009	2008
Assets
Cash and due from banks	$31,693	$44,068
Interest-bearing deposits with other banks	—	16,715
Securities (fair value: 2009, $322,100; 2008, $346,485)	320,842	346,403
Federal funds sold	22,999	—
Loans held-for-sale	12,940	3,415
Loans, net of allowance for loan losses of $38,978 in 2009 and $26,103 in 2008	2,217,945	2,184,359
Bank premises and equipment, net	14,601	13,601
Accrued interest receivable	9,826	10,992
Other assets	68,648	35,864
Total assets	$2,699,494	$2,655,417
Liabilities and Stockholders’ Equity
Deposits
Demand deposits	$239,658	$203,362
Savings and interest-bearing demand deposits	759,861	567,757
Time deposits	1,191,954	1,328,167
Total deposits	$2,191,473	$2,099,286
Securities sold under agreement to repurchase and federal funds purchased	165,730	278,895
Other borrowed funds	25,000	50,000
Trust preferred capital notes	65,929	41,244
Accrued interest payable	5,237	7,329
Other liabilities	3,112	3,300
Total liabilities	$2,456,481	$2,480,054
Stockholders’ Equity
Preferred stock, net of discount, $1.00 par, 1,000,000 shares authorized, Series A; $1,000.00 stated value; 71,000 issued and outstanding	$63,267	$—
Common stock, $1.00 par, 50,000,000 shares authorized, issued and outstanding 2009, 26,693,074; 2008, 26,566,711	26,693	26,567
Surplus	96,200	94,244
Warrants	8,520	—
Retained earnings	50,904	56,777
Accumulated other comprehensive loss, net	(2,571)	(2,225)
Total stockholders’ equity	$243,013	$175,363
Total liabilities and stockholders’ equity	$2,699,494	$2,655,417

Virginia Commerce Bancorp, Inc.

Consolidated Statements of Operations

(Dollars in thousands except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Interest and dividend income:
Interest and fees on loans	$33,186	$35,935	$66,629	$71,826
Interest and dividends on investment securities:
Taxable	3,495	3,769	7,157	7,548
Tax-exempt	406	298	751	569
Dividends	84	100	168	192
Interest on deposits with other banks	—	85	—	102
Interest on federal funds sold	12	213	32	226
Total interest and dividend income	$37,183	$40,400	$74,737	$80,463
Interest expense:
Deposits	$12,796	$17,307	$27,427	$35,337
Securities sold under agreement to repurchase and federal funds purchased	835	1,418	1,455	3,101
Other borrowed funds	269	270	534	464
Trust preferred capital notes	1,283	691	2,564	1,382
Total interest expense	$15,183	$19,686	$31,980	$40,284
Net interest income:	$22,000	$20,714	$42,757	$40,179
Provision for loan losses	18,423	3,656	31,813	7,768
Net interest income after provision for loan losses	$3,577	$17,058	$10,944	$32,411
Non-interest income:
Service charges and other fees	$903	$945	$1,790	$1,866
Non-deposit investment services commissions	122	199	279	349
Fees and net gains on loans held-for-sale	952	415	1,759	851
Impairment loss on securities	(108)	—	(138)	—
Other	80	170	79	294
Total non-interest income	$1,949	$1,729	$3,769	$3,360
Non-interest expense:
Salaries and employee benefits	$5,694	$5,853	$11,615	$11,709
Occupancy expense	2,437	2,167	5,204	4,314
Data processing expense	576	542	1,176	1,081
Other operating expense	4,879	2,644	8,614	4,894
Total non-interest expense	$13,586	$11,206	$26,609	$21,998
(Loss) income before taxes	$(8,060)	$7,581	$(11,896)	$13,773
(Benefit) provision for income taxes	(2,876)	2,660	(4,303)	4,704
Net (loss) income	$(5,184)	$4,921	$(7,593)	$9,069
Effective dividend on preferred stock	1,251	—	$2,037	—
Net (loss) income available to common stockholders	$(6,435)	$4,921	$(9,630)	$9,069
Earnings per common share, basic (1)	$(0.24)	$0.18	$(0.36)	$0.34
Earnings per common share, diluted (1)	$(0.24)	$0.18	$(0.36)	$0.33

Virginia Commerce Bancorp, Inc.

Consolidated Average Balances, Yields, and Rates

Three Months Ended June 30,

(Unaudited)

	2009			2008
(Dollars in thousands)	Average Balance	Interest Income- Expense	Average Yields /Rates	Average Balance	Interest Income- Expense	Average Yields /Rates
Assets
Securities (1)	$334,487	$3,985	4.93%	$331,321	$4,167	5.14%
Loans, net of unearned income (2)	2,294,007	33,186	5.81%	2,150,165	35,935	6.71%
Interest-bearing deposits in other banks	79	—	0.12%	13,311	85	2.58%
Federal funds sold	27,400	12	0.17%	41,595	213	2.03%
Total interest-earning assets	$2,655,973	$37,183	5.65%	$2,536,392	$40,400	6.41%
Other assets	60,769			54,700
Total Assets	$2,716,742			$2,591,092

Liabilities and Stockholders’ Equity
Interest-bearing deposits:
NOW accounts	$229,785	$717	1.25%	$167,541	$689	1.65%
Money market accounts	160,923	573	1.43%	212,071	1,437	2.72%
Savings accounts	304,347	1,720	2.27%	180,939	1,367	3.03%
Time deposits	1,264,340	9,786	3.10%	1,346,262	13,814	4.12%
Total interest-bearing deposits	$1,959,395	$12,796	2.62%	$1,906,813	$17,307	3.64%
Securities sold under agreement to repurchase and federal funds purchased	187,897	835	1.78%	231,347	1,418	2.46%
Other borrowed funds	25,000	269	4.25%	25,275	270	4.23%
Trust preferred capital notes	65,898	1,283	7.70%	40,000	691	6.83%
Total interest-bearing liabilities	$2,238,190	$15,183	2.72%	$2,203,435	$19,686	3.58%
Demand deposits and other liabilities	229,881			211,168
Total liabilities	$2,468,071			$2,414,603
Stockholders’ equity	248,671			176,489
Total liabilities and stockholders’ equity	$2,716,742			$2,591,092
Interest rate spread			2.93%			2.83%
Net interest income and margin		$22,000	3.35%		$20,714	3.30%

(1) Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which are reflected as a component of stockholders’ equity. Average yields on securities are stated on a tax equivalent basis, using a 35% rate.

(2) Loans placed on non-accrual status are included in the average balances. Net loan fees and late charges included in interest income on loans totaled $892 thousand and $1.4 million for the three months ended June 30, 2009 and 2008, respectively.

Virginia Commerce Bancorp, Inc.

Consolidated Average Balances, Yields, and Rates

Six Months Ended June 30,

(Unaudited)

	2009			2008
(Dollars in thousands)	Average Balance	Interest Income- Expense	Average Yields /Rates	Average Balance	Interest Income- Expense	Average Yields /Rates
Assets
Securities (1)	$336,576	$8,076	4.95%	$326,155	$8,309	5.20%
Loans, net of unearned income (2)	2,303,301	66,629	5.84%	2,090,394	71,826	6.90%
Interest-bearing deposits in other banks	91	—	0.12%	7,340	102	2.79%
Federal funds sold	34,354	32	0.18%	21,899	226	2.04%
Total interest-earning assets	$2,674,322	$74,737	5.66%	$2,445,788	$80,463	6.62%
Other assets	57,411			58,133
Total Assets	$2,731,733			$2,503,921

Liabilities and Stockholders’ Equity
Interest-bearing deposits:
NOW accounts	$210,409	$1,326	1.27%	$156,930	$1,201	1.53%
Money market accounts	155,362	1,151	1.49%	209,303	3,093	2.96%
Savings accounts	273,059	3,159	2.33%	172,887	2,808	3.26%
Time deposits	1,343,894	21,791	3.27%	1,281,000	28,235	4.42%
Total interest-bearing deposits	$1,982,724	$27,427	2.79%	$1,820,120	$35,337	3.89%
Securities sold under agreement to repurchase and federal funds purchased	186,561	1,455	1.57%	232,771	3,101	2.67%
Other borrowed funds	25,000	534	4.25%	25,138	464	3.66%
Trust preferred capital notes	65,865	2,564	7.74%	40,000	1,382	6.83%
Total interest-bearing liabilities	$2,260,150	$31,980	2.85%	$2,118,029	$40,284	3.81%
Demand deposits and other liabilities	221,005			211,456
Total liabilities	$2,481,155			$2,329,485
Stockholders’ equity	250,578			174,436
Total liabilities and stockholders’ equity	$2,731,733			$2,503,921
Interest rate spread			2.81%			2.81%
Net interest income and margin		$42,757	3.25%		$40,179	3.32%

(1) Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which are reflected as a component of stockholders’ equity. Average yields on securities are stated on a tax equivalent basis, using a 35% rate.

(2) Loans placed on non-accrual status are included in the average balances. Net loan fees and late charges included in interest income on loans totaled $1.7 million and $2.7 million for the six months ended June 30, 2009 and 2008, respectively.